Exhibit 10.7
CNB FINANCIAL CORPORATION
2025 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
COVER SHEET
CNB Financial Corporation, a Pennsylvania corporation (the “Company”), hereby grants (the “Grant”) shares of its common stock, no par value per share (the “Stock”), to the Grantee named below, subject to the vesting and other conditions set forth below. Additional terms and conditions of the Grant are set forth in this cover sheet and in the attached Restricted Stock Agreement (collectively, the “Agreement”) and in the Company’s 2025 Omnibus Incentive Plan (as amended from time to time, the “Plan”).

Grantee’s Name:
Grant Date:
Number of Shares of Stock Covered by the Grant:
Purchase Price per Share of Stock:	$0
Fair Market Value per Share of Stock as of Grant Date:
Vesting Schedule:	Subject to your continued Service through such vesting date, 100% of the share of Stock subject to this Grant shall vest as of December 31st of the calendar year that includes the Grant Date.

By your signature below, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which has been made available to you. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)

Name:
Title:

CNB FINANCIAL CORPORATION
2025 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

Restricted Stock
This Grant is an award of Stock in the number of shares set forth on the cover sheet of this Agreement, at the purchase price set forth on the cover sheet of this Agreement, and subject to the vesting and other conditions set forth in this Agreement and in the Plan (the “Restricted Stock”). The purchase price, if any, is deemed paid by your prior services to the Company and its Affiliates.

Nontransferability
To the extent not yet vested, your shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the shares of Restricted Stock be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit your shares of Restricted Stock.

Vesting
The Company will issue your Restricted Stock in your name as of the Grant Date set forth on the cover sheet of this Agreement.
Your Restricted Stock will vest in accordance with the vesting schedule shown on the cover sheet, so long as you continue in Service on the applicable vesting date set forth on the cover sheet (the “Vesting Date”).

Trading Restrictions
If you are subject to any Company “blackout” policy or other trading restriction imposed by the Company (a “Restricted Period”) on the Vesting Date, any vesting scheduled to occur on such date shall occur instead on the first subsequent date on which you are not subject to any such policy or restriction. For purposes of this provision, you acknowledge that you may be subject to a Restricted Period for any reason that the Company determines appropriate or Restricted Periods applicable to you during an investigation of allegations of misconduct by you.

Forfeiture of Unvested Stock
Unless the termination of your Service triggers accelerated vesting or other treatment of you Grant pursuant to the terms of this Agreement, the Plan, or otherwise, in the event that your Service terminates for any reason, you will forfeit to the Company all of the shares of Restricted Stock subject to this Grant that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Change in Control
In the event of the consummation of a Change in Control prior to the Vesting Date and subject to your continued Service through the effective time of the consummation of such Change in Control, then 100% of your then-unvested shares of Restricted Stock will vest as of immediately prior to the consummation of such Change in Control.

Issuance
The issuance of the shares of Restricted Stock and shares of Stock under this Grant will be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates. As your interest in the Restricted Stock vests, the recordation of the number of shares of Restricted Stock and shares of Stock attributable to you will be appropriately modified.

If and to the extent that the shares of Restricted Stock are represented by share certificates rather than book entry, all certificates representing the shares of Restricted Stock issued under this Agreement shall, where applicable, have endorsed appropriate legends.

Withholding Taxes
You agree, as a condition of this Grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the payment of dividends on or the vesting of shares of Restricted Stock or otherwise relating to this Grant.

Section 83(b) Election
Under Section 83 of the Code, the difference between the purchase price paid for the shares of Stock and their Fair Market Value on the date any forfeiture restrictions applicable to such shares lapse will be reportable as income at that time. For this purpose, “forfeiture restrictions” include the forfeiture as to unvested Stock described above. You may elect to be taxed at the time the shares of Restricted Stock are acquired, rather than when such shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Grant Date. You will have to make a tax payment to the extent the purchase price is less than the Fair Market Value of the shares on the Grant Date. No tax payment will have to be made to the extent the purchase price is at least equal to the Fair Market Value of the shares on the Grant Date. The form for making this election is attached as Exhibit A hereto. Failure to make this filing within the thirty (30)-day period will result in the recognition of income by you (in the event the Fair Market Value of the shares as of the Vesting Date exceeds the purchase price) as the forfeiture restrictions lapse.

YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY CODE SECTION 83(b) ELECTION.

Retention Rights
This Agreement and the Grant do not give you the right to be retained or employed by the Company or any Affiliate in any capacity. Unless otherwise specified in a written agreement between the Company or any Affiliate and you, the Company and any Affiliate reserve the right to terminate your Service at any time and for any reason.

Stockholder Rights
You have the right to vote the shares of Restricted Stock and to receive any dividends declared or paid with respect to such shares of Restricted Stock. Any distributions you receive as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be deemed to be a part of the Restricted Stock and subject to the same conditions and restrictions applicable thereto.
No adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.
Your Restricted Stock will be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the Commonwealth of Pennsylvania, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan
The text of the Plan is incorporated into the Agreement by reference.
Certain capitalized terms used in the Agreement are defined in the Plan and have the meaning set forth in the Plan.
This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Grant of Restricted Stock. Any prior agreements, commitments, or negotiations concerning this Grant are superseded; except that any written employment, consulting, confidentiality, non-solicitation, and/or severance agreement between you and the Company or any Affiliate will supersede this Agreement with respect to its subject matter.

Data Privacy
To administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you, such as your contact information and payroll information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this Grant, you give explicit consent to the Company to process any such personal data.

Consent to Electronic Delivery
The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this Grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Company’s Human Resources Department to request paper copies of these documents.

Code Section 409A
The Grant is intended to be exempt from, or to comply with, Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Code Section 409A, and neither the Company, an Affiliate, the Board, the Committee, nor any person acting on behalf of the Company, an Affiliate, the Board, or the Committee will be liable to you or to your estate or beneficiary by reason of any acceleration of income or any additional tax (including any interest and penalties), asserted by reason of the failure of the grant to satisfy the requirements of Code Section 409A or otherwise asserted with respect to the Grant.

By signing the Agreement, you agree to all of the terms and conditions described above and in the Plan.